Exhibit 99.3


                       Review and Recommendations


                     Copper Queen Group, # 530690
                     Omineca Region, NTS: 93L/11W
                           Telkwa River Area
                       British Columbia, Canada







                Prepared by:  James W.  McLeod,   P. Geo.







                 For:     After Glow Explorations, Inc.








                      Dated: April 26, 2006

                       Table of Contents


										Page

0.0     Summary								   4

1.0     Introduction and Terms of Reference			   	   4

2.0     Disclaimer								   5

3.0     Property Description and Location				   5

4.0    Accessibility, Climate, Local Resources,
         Infrastructure and Physiography					   6

5.0    History								   7

6.0    Geological Setting
6.1    Regional Geology						   	   7
6.2    Local Geology						   	   7
6.3    Property Geology						   	   8
6.4    Deposit Type							   	   8
6.5    Mineralization						   	   8

7.0    Exploration
7.1    Geophysics of the Copper Queen Property			           9
7.2    Geochemistry of the Copper Queen Property		   	   9

8.0    Drilling							   	   9

9.0   Sampling Method and Approach					  10
9.1   Results 								  10

10.0  Sample Preparation, Analyses and Security		   	          10

11.0  Data Verification						  	  10

12.0  Adjacent Properties						  	  11

13.0  Mineral Processing and Metallurgical Testing		          11

14.0  Mineral Resource and Mineral Reserve Estimates	  	          11

15.0  Other Relevant Data and Information			  	  11

16.0  Interpretation and Conclusions				  	  11

17.0  Recommendations and Cost  Estimate			          11

17.1  Recommended Drilling				   		  12

18.0  References							  	  12

19.0  Author?s Qualifications and Certification			          13


0.0  Summary

The Copper Queen property consists of two mineral claims, CQ #1 and Copper Queen Group comprising a total of 20 contiguous cells and covering an area of 877 acres. The property is situated near the headwaters of Winfield Creek, a south flowing tributary of the Telkwa River approximately 20 airmiles southwest the Town of Smithers, British Columbia, Canada. After Glow Explorations, Inc., a Nevada, USA corporation is the beneficial owner of the mineral claim.

The property is underlain by Hazelton Group volcanic rock that are observed to trend north to northeasterly and dip toward the southeast. These units have been intruded by younger igneous rocks and are found contacting with felsic flow units. Mineralization observed on the property is as the suite of copper minerals, chalcocite, chalcopyrite and bornite, found containing some silver and gold values.

The underlying rock units within the claim area exhibit a northwest-southeast trending aeromagnetic pattern that could indicate a response to underlying deformation due to geological contacts and/or faulting. The author considers that the potential exists for movement of mineralizing fluids to have impregnated this zone. These fluids could be emanating from the underlying intrusions or these conduits could occur along several strong northwest trending faults that are observed to traverse the local area. The claim is favorably situated and may require geophysical surveys to determine in more detail its potential following the initial prospecting, rock trenching and sampling program. An exploratory drilling program would follow the previous surveys and be contingent upon positive results being obtained from the previous exploration work.

The object of our initial exploration undertaking is to assess areas that may require more detailed investigations to assist in determining their economic significance.

1.0   Introduction and Terms of Reference

This report, entitled Review and Recommendations, Copper Queen Group, #530690, Omineca Region, NTS: 93L/11W, Telkwa River Area, British Columbia, Canada, includes a description of the property, geology, history, past exploration and mineral potential. This report is being prepared at the request of the Board of Directors of After Glow Explorations, Inc.

The author of this report is a Qualified Person. He is a registered Professional Geoscientist, #18,712 and a member in good standing with The Association of Professional Engineers and Geoscientists of British Columbia. The author has worked in the general area a number of times during the past 35 years.

The Copper Queen Mineral Claim Group was purchased by the Company from an arms-length party.

2.0      Disclaimer

The author reviewed the historical data and has personally worked in the general area. This report is entirely the responsibility of the author who based his recommendations and conclusions on his personal experience in the mineral exploration business and upon sources of information that are identified.

3.0      Property Description and Location

The Copper Queen Group consists of 20 mineral cells in one contiguous, 4N-5E group, note the single cell is contained within the larger claim and are listed as follows:

	Name     Tenure No.             Cells          Expiration Date
	--------------------------------------------------------------
	CQ #1	   513879		   1		June 3, 2007

	Copper
	Queen
	Group	   530690		  19		March 28, 2007


The beneficial owner of the above listed mineral claim is After Glow Explorations, Inc., 6318 Quebec Street, Vancouver, British Columbia, V5W 2P7, Canada.


The Copper Queen Group is comprised of 20 contiguous cells, note area covered is for 20 cells as the single cell is contained within the larger claim
(see Figure 2) totaling 877 acres. The mineral claim comprised of a single cell and called the CG#1 (formerly the Stock mineral showing) is contained within the surrounding mineral claim called the Copper Queen Group and also contains the former Table mineral showing. The mineral claim area may be located on the NTS map sheet, 93L/11W. At the center of the property the latitude is 54' 41' 27" N and the longitude is 127' 27' 4" W. The claim is located at the headwaters of Winfield Creek in the Telkwa River area and is situated 36 miles by gravel road west of the Village of Telkwa, British Columbia, Canada.

4.0      Accessibility, Climate, Local Resources,
     	 Infrastructure and Physiography

The property is accessible by traveling west of Telkwa, British Columbia, along the Telkwa River road for 36 miles to the property (see Figure 2).

The Copper Queen Group property lies within the Sub-Alpine Forest biotic zone and experiences greater than 50" of precipitation annually of which about 35% may occur as a snow equivalent. The summer weather is generally warm while the winters are cold.

Much of the general area hosts conifer cover of Engelmann and white spruce, lodgepole and white pine and Douglas fir mingled with alpine larch, dwarf juniper, aspen and alder. The general area supports an active logging industry. Mining holds an historical and contemporary place in the development and economic well being of the area.

The Town of Smithers, British Columbia lies 48 miles by road east and then north of the property and offers much of the necessary infrastructure required to base and carry-out an exploration program (accommodations, communications, much equipment and supplies). Prince George B.C. is highway accessible from Smithers, B.C. by traveling approximately 160 miles by highway to the east and offers major infrastructure. Both centers are on a major railroad line and have effective airport service.

The property is located in the Intermontane belt and more specifically within the Hazelton Range. The claim lies at about 4,900 to 5,300 feet mean sea level. The physiographic setting of the property can be described as somewhat rugged to rounded plateau terrain that has been surficially altered both by the erosional and depositional (drift cover) effects of glaciation. Drift cover on the property appears to be thin.

5.0	History

The recorded mining history of the general area dates from the pre-World War I era. Lode gold, silver and base metal discoveries are abundant in a broad sense with many of the prospects rendering some production. The claim area was first recorded in the government records in 1917. During the period 1917-19 the Stock property produced 12 tons of material that returned 6,465 lbs. of copper, 91 oz. of silver and 1 oz. gold (see References). Further exploration work was carried-out on the property during 1961, 1967, 1968 and 1970.

6.0	Geological Setting

6.1	Regional Geology

The Copper Queen Group mineral claim is situated in the Intermontane Belt of central British Columbia. The oldest rocks observed in the general area are those of the Lower to Upper Jurassic aged Hazelton Group that trends northwesterly as an elongate basin. The Hazelton Group occurs mainly as compositionally wide ranging volcanic rocks as flows, tuffs and breccias that may be interbedded with sediments and pyroclastic rocks. The older volcano-sedimentary assemblage are at times intruded by undifferentiated igneous rocks that are thought to range in age from Late Cretaceous to Eocene. These intrusive rocks are likely the source of the solutions bearing the base and precious metals.

6.2	Local Geology

The local geology of the mineral claim area may be described as being underlain by the oldest rock units of the area, the Hazelton Group volcanic and sedimentary rocks. These units are seen contacting with younger intrusive rocks. A particular striking feature in the area is the block faulting patterns in the underlying rocks and the occurrences of the igneous intrusions. Most of the igneous intrusive occurrences appear related to the longer NW-SE faults than to the NE-SW faults.

6.3	Property Geology

The geology of the Copper Queen Group mineral claim may be described as being underlain by units of the older, interlayered volcano-sediment Hazelton Group. These units in the vicinity of the claim have been intruded by a younger rhyolite rock unit, possibly associated with the contact between two redbed units. i.e. Basalt Flow - Red Tuff Facies and a Red Tuff Member.

Some or all of these units may be found to host anomalous mineralization. The property setting offers good underlying possibilities and all overburden areas should be checked when a field program is undertaken.

6.4	Deposit Type

The deposit types that historically predominate in the general area are as the larger porphyry-type base metal (copper or molybdenite with accessory gold-silver) occurrence. These systems often reflect peripheral base and precious metal occurrences as vein mineralization. At Winfield Creek the Copper Queen Group occurrences, i.e. the vein system suggests a N130 degrees strike /
75 degrees S dip.

It may be that what has been historically looked at as small discontinuous veinlets may in fact be larger zones of replacement as redbed copper occurrences. These types of copper occurrence may be epithermal or mesothermal in origin. The volcanogenic massive sulphide (VMS) deposits are also found in the general area. All such occurrences should be sought especially carefully in the drift covered areas of the claim and in some of the broken, iron-rich volcanic rocks, i.e. volcanic redbed copper.


6.5	Mineralization

The property area is characterized by mineralization of a vein-type of occurrences peripheral to possible underlying porphyry-type occurrence in the intrusive rock units or replacement zones in the amygdaloidal crystal-lithic flows and ash fall tuffs, i.e. volcanic redbed copper. The VMS style of mineralization is generally as copper, lead, zinc with some silver and gold values that may also show this association in the other types mentioned above.

7.0	Exploration

7.1	Geophysics of the Copper Queen Group Property

The aeromagnetic results shown in Figure 4 are from a survey conducted by Lockwood Survey Corporation Ltd. of Toronto, Ontario for Amax Exploration Inc. The survey was performed during the period July 1967-68. The data is presented n the map sheet of the area by the Department of Energy, Mines and Resources,
 Ottawa, Ontario. The survey was published on behalf of the federal Department of Energy, Mines and Resources and the provincial British Columbia Department of Mines and Petroleum Resources.

There is a moderate magnetic inflection across the central portion of the claim in a northwest-southeast direction, the general direction of the observed contact and/or fault. The pattern of the inflection and a rapid change in gradient between the southwest and northeast sectors suggests a rock-type change, i.e. a contact or possibly a fault-contact. This type of structure is known at times to enhance the receptiveness of the host rocks by fracture preparation.

Geophysical techniques may be most effective in the covered areas as a follow-up to prospecting, trenching and sampling of the first phase work program.

7.2	Geochemistry of the Copper Queen Group property

The author is not aware of any geochemical data that is available for the Copper Queen Group mineral claim.

8.0	Drilling

Some shallow drilling appears to have taken place on the area presently covered by the Copper Queen Group mineral claim, i.e. in 1960 on the Stock mineral claim and 1970 on the Table mineral claim.


9.0	Sample Method and Approach

Standard sampling methods are utilized, for example a rock sample would be acquired from the rock exposure with a hammer. The sample will be roughly 2'x2'x2 of freshly broken material. The sample grid location confirmed with the global positioning system (GPS) and will be marked in the logbook after a sample number has been assigned. The sample number would be impressed on an aluminum tag and on a flagging that will be affixed at the sample site for future location.

9.1 Results

As exploration work could be conducted and assessed, a decision would be made as to its importance and priority. The next phase of work will be determined by the results obtained from the preceding one. At this point, it is premature to determine a detailed exploration plan for the property.

10.0	Sample Preparation, Analyses and Security

Our rock exposure samples would be taken with known grid relationships that have been tied-in with a hand held global positioning system (GPS).

The samples would be in the possession of the field supervisor of the exploration project. The samples would undergo multi-element analyses by the induction coupled plasma (ICP) method and the atomic absorption (AA) method for the detection of precious metals with back-up analyses and/or assaying for more detail. All analyses and assaying will be carried-out in a certified laboratory.



11.0	Data Verification

The data presented in the historical record is descriptive, but may have accuracy constraints.

The writer is confident any information included in this report as accurate can be utilized in planning further exploration work.


12.0	Adjacent Properties

There are presently no properties adjacent to or in the immediate proximity of the Copper Queen Group mineral claim.

13.0	Mineral Processing and Metallurgical Testing

No mineral processing or metallurgical testing analyses have been carried-out on the Copper Queen Group property.

14.0	Mineral Resource and Mineral Reserve Estimates

No mineralization has been encountered to date by the writer and no calculation of any reliable mineral resource or mineral reserve calculations, that in any way conforms to currently accepted standards could be undertaken at this time.

15.0	Other Relevant Data and Information

All relevant data and information concerning the Copper Queen Group property has been presented in this report.

16.0	Interpretation and Conclusions

The object of the recommendations made in this report are to facilitate in the possible discovery of a large, low grade mineral deposit of base and/or precious metals or other minerals of economic consideration that have open pit and/or underground mining potential. If such a deposit exists, it may occur under the drift or overburden covered areas of the Copper Queen Group mineral claim.

17.0	Recommendations and Cost Estimates

The writer believes that the mineralization encountered to date on the property or in neighboring areas is possibly indicative of a larger system in the general area of the Copper Queen Group mineral claim. The glacial drift covered portions of the property offer good exploration areas because of their proximity to some known mineralization. These features encourage a recommendation for a three phase exploration proposal that is outlined as follows:

Phase 1
Detailed prospecting, hand trenching and sampling by a
prospector with a blasting ticket and an assistant, at $400/day
for 7 days                                                         $2,800

Camp and board for 20 mandays at $50/day                            1,000

Transportation and accommodation                                    1,200

Sample analyses, 20 samples at $25/sample                             500

Equipment and supplies, drill, powder, caps and fuse                  550

Report and maps	                                                      450
                                                                   ------
                                                         Sub-total $6,500

Phase 2
Grid installation, 7.5 km. of baseline and 10 km. of gridline, marked at 25 m. intervals with frequent global positioning
system (GPS) marks. Two field techs and assistant for 10 days at
$650/day                                                           $6,500

Selective grid controlled rock and/or soil geochemistry, two
Field techs and assistant, 10 days at $650/day                      6,500

Magnetometer and VLF-EM surveys over the selective grid(s),
Field-techs and assistant, 12 days at $500/day                      6,000

Transportation and accommodation, including 4X4 rental and
operating costs	                                                    5,520

Camp and board, 64 mandays at $70/day                               4,480

Equipment rentals and supplies, i.e. instruments, generator,
tools, fuel, oil, radio, etc.                                       2,500

Permits, insurance, etc.                                            2,500

Analyses                                                            2,500

Maps, reports and filing fees                                       3,500
                                                                ---------
                                                        Sub-Total $40,000

Phase 3

Induced polarization (IP) and diamond core drilling, all inclusive contracts of 8 miles of IP at $ 20,000 and 1,375 feet of BQ core drilling at $55,000, respectively

                                                        Sub-Total $75,000
                                                                  -------

                                                        Total    $121,500
                                                                 ========

Each subsequent phase of exploration work would be contingent upon positive results having been obtained from the preceding phase.

17.1	Recommended Drilling

No recommendations for drilling on the Copper Queen Group mineral claim can be made at the present time.

18.0	References

British Columbia Department of Mines, Annual Report 1917, p. 119; 1919, p. 365; 1961, p. 18; 1967, p. 100; 1968, p.128 and 1970, p.160.

Geological Survey of Canada, Bulletin 270.

Geological Survey of Canada, Open File 351.

Kindle, E.D. (1954): Mineral Resources, Hazelton and Smithers Areas, Cassiar and Coast Districts, British Columbia, Geological Survey of Canada, Memoir 223 (Revised Edition).

British Columbia, Energy, Mines and Petroleum Resources. Geological Fieldwork 1988, p. 195-208.

19.0   Author's Qualifications and Certification

I, James W. McLeod, P. Geo do hereby certify as follows:

    1.0 I am currently self-employed as a Consulting Geologist with an office located at 5382 Aspen Way, Delta, British Columbia, V4K 3S3, Canada.

    2.0 I am a graduate of the University of British Columbia (1969), B.Sc (Major Geology).

I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, #18712 and a Fellow of the Geological Association of Canada.

I have worked as a geologist for a total of 35 years since graduation.

I have read the definition of ?qualified person? set out in National Instrument 43-101 (?NI 43-101?) in Canada and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

I am responsible for the preparation of sections 1 to 19 of the technical report titled "Review and Recommendations, Copper Queen Group, #530690, Omineca Region, 93L/11W, Telkwa River Area, British Columbia, Canada." And dated April 26, 2006 (the Technical Report?) relating to the Copper Queen Group property.

I have had prior work experience in the general area since 1967.

I am not aware of any material facts or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.0 I am independent of the issuer and have no interest in the Copper Queen Group mineral claim.

10.0 I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument.

11.0 I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical report.


Dated at Delta, British Columbia this 26th Day of April, 2006.

                                    /s/ James W. McLeod
                                        James W. McLeod, P. Geo.
                                        Qualified Person